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                          BRIGGS & STRATTON CORPORATION

               Form 10-Q for Quarterly Period Ended March 26, 2000




                                Exhibit No. 10.1

                        AGREEMENT WITH EXECUTIVE OFFICER






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                                    AGREEMENT


         This Release and Settlement Agreement ("Agreement"), dated as of the date hereof, is made between Briggs & Stratton Corporation (the "Employer"), a Wisconsin corporation, with offices at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222, and Gerald E. Zitzer (the "Employee").

         WHEREAS, pursuant to the sale of the Company's castings operations, the Employee will terminate his services with the Employer as of June 30, 2000 ("the Effective Date").

         WHEREAS, the Employee and Employer are parties to an Employment Agreement, dated January 30, 1998, and a Change in Control Employment Agreement, dated February 19, 1990;

         WHEREAS, the Employee is a participant in Briggs & Stratton Corporation's Stock Incentive Plan and the Briggs & Stratton Corporation Economic Value Added Incentive Compensation Plan, as well as various employee welfare benefit plans sponsored by Briggs & Stratton;

         WHEREAS, as of the Effective Date, the Employee will become an officer and participant in various benefit plans of Metal Technologies, Inc. ("MTI").

         WHEREAS, the Employee and Employer desire to terminate the Employee's rights under the benefit plans and agreements described above and agree upon the responsibility of such payments and benefits;

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Employee and Employer hereby agree as follows:

1-6 Covenants By the Parties.

         1. The Employee's Employment Agreement, dated January 30, 1998, and Change in Control Employment Agreement, dated February 19, 1990, will terminate as of the Effective Date. Except as specifically provided elsewhere in this Agreement, no further payments or other form of remuneration under the Employment Agreement and Change in Control Employment Agreement are due after the Effective Date.

         2. The Employer agrees to pay the Employee a monthly salary of $15,318.00, payable in semi-monthly installments, through January 31, 2000. Thereafter, Employer shall pay Employee a monthly salary of $1,000.00 through June 30, 2000.


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         3.       The Board of Directors and the Nominating, Compensation and
                  Governance Committee, by approving this Agreement, hereby grant the Employee the right to exercise those Stock Options that are exercisable as of the Effective Date, for the lesser of three months or the balance of such Stock Option's term. The Employer further agrees that the exercise date for the 8,500 unexercisable options granted August 5, 1997 and the 11,390 unexercisable options granted August 5, 1998 be accelerated to the Effective Date and the accelerated options will be cashed out pursuant to Section 5(k) of the Briggs & Stratton Corporation Stock Incentive Plan. Other than as provided above, no further payments or other form of remuneration under the Briggs Stock Incentive Plan are due after the Effective Date.

         4. By August 20, 2000 and pursuant to the terms of Briggs & Stratton's Economic Value Added Incentive Compensation Plan ("EVA Plan"), the Employee will receive the EVA bonus earned for his employment during fiscal 2000 and the entire balance of the Bonus Bank, less any amount required by law to be withheld for income or employment taxes, in complete payment of all monies earned under the EVA Plan. The Employee agrees that the Employee's participation in the EVA Plan will terminate as of the Effective Date and no further form of remuneration or payments beyond the covenants or obligations of this Termination Agreement are due employee.

         5. Employee and Employer agree that as of January 31, 2000, employee will terminate further vesting under both the Briggs & Stratton Corporation Retirement Plan (Qualified Plan) and the Supplemental Retirement Plan (the "Supplemental Plan"). Any accrued benefit in such plans shall be transferred to MTI's qualified retirement plan after such plan is established. Employee shall be entitled to the pension benefit under MTI's retirement plan in accordance with the plan's provisions as they relate to vested terminees. The accrued benefit shall be calculated pursuant to the terms and conditions in existence under the Supplemental Plan as of the Effective Date. Other than the obligation to transfer Employee's accrued benefit in the Qualified Plan, and to either provide Employee with a pension benefit under the Supplemental Plan, or transfer Employee's accrued benefit under the Qualified and the Supplemental Plans, Employer shall have no further liability to Employee under the Plans.

         6. Employee shall have the option any time to purchase medical coverage of any kind then available to Company employees at such active employee group rate as shall be in force at such time, for the period commencing on his Separation Date and continuing until he (or she) reaches age 65 (or such later date should Medicare or Medicaid eligibility be changed) as though he (or she) were covered by the medical coverage continuation

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                  rules of the Consolidated Omnibus Budget Reconciliation Act of
                  1985, as amended ("COBRA") for that entire period.

         7. Employee and Employer agree except as provided above, or required by law, that as of the Effective Date, Employee will cease to be a participant in any benefit plans of Employer.

         8.       Competition.
                  As a condition to the receipt of the right to accelerate options described in Section 3 hereof which are in excess of the benefits, Employee agrees to abide by the terms of this
                  Section 8. For a period of 3 years after the Employee's separation from service with the Employer, Employee will not, directly or indirectly, own, manage, operate, control, be connected with the ownership, management, operation or control of any entity in the United States of America which competes with the Employer, or be employed by, perform service for, consult with or solicit business for any such entity. Employee agrees that the restrictions set forth in this Section 6 are fair and reasonable and are reasonably required for the protection of the Employer. Employer's sole remedy for Employee's breach of this Section 6 shall be to forever withhold from Employee, and any person claiming through Employee, any further payments described in the first clause of the first sentence of this Section 8.

         9.       Non-Disclosure and Non-Solicitation.
                  During the term of his employment with the Company and for three years after the termination of his employment with the Company for any reason, Employee shall not, and Employee shall use his best efforts (which best efforts shall include, without limitation, notifying the Board of Directors of the Company of any suspected breach of this Section 9.) to ensure that any persons or entities over which Employee has control do not, directly or indirectly, use any Company proprietary or other confidential information for any purpose not associated with Company activities, or disseminate or disclose any such information to any person or entity not affiliated with the Company. Such Company proprietary or other confidential information includes without limitation sales methods, prospecting methods, customer lists and customer contacts, computer technology, programs and data, whether on-line or off-loaded on disk format, inventions, improvements, trade secrets, drawings, designs, cost information, prototypes, new product plans, proposed product improvements, methods of presentation and any other plans, programs and materials used in managing, marketing or furthering Company business. Upon termination of Employee's employment relationship with the Company, Employee shall return to the Company all documents, records, notebooks, manuals, computer disks and similar repositories of or containing Company proprietary or other confidential information, including all copies thereof, then in Employee's possession or control,

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                  whether prepared by Employee or otherwise. Employee
                  shall undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of Company proprietary or other confidential information shall be maintained.

         10.      Release.
                  The Employee, for himself, his heirs, personal representatives and assigns does hereby remise, release and discharge Briggs & Stratton Corporation, its subsidiaries, affiliates, its officers, directors, employees and its agents, attorneys, heirs, successors ("Released Parties") of and from any and all manner of action or actions, cause or cause of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims (including, but not limited to, contribution), liabilities, obligations and demands whatsoever in law or equity, whether known or unknown, anticipated or unanticipated, matured or unmatured, liquidated or unliquidated, fixed or contingent, which the Employee now has or may have against the Released Parties, for or by reason of any transaction, matter cause or thing whatsoever whether based on tort, contract, or otherwise, expressed or implied, or any federal, state or local law, statute, or regulation concerning the benefit plans or agreements described above in this Agreement; provided, however that this Agreement shall not release the Released Parties from the covenants or obligations set forth in this Agreement.

         11.      Entire Agreement.
                  This Agreement constitutes the entire agreement among the parties with respect to the subject matter described herein and there are no understandings or agreements relating to this Agreement that are not fully expressed in this Agreement.

         12.      Waivers and Amendments.
                  This Agreement may be amended, superseded, canceled, renewed, or modified, and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

         13.      Binding Effect.
                  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and legal representatives.


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         14.      Counterparts.
                  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

         15.      Headings.
                  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         16.      Governing Law.
                  This Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.

         17.      Reformation and Severability.
                  If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provisions of this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed as of the 2nd day of Feb, 2000.



/s/ Gerald E. Zitzer                       /s/ John S. Shiely
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Gerald E. Zitzer                           John S. Shiely
                                           President and Chief Operating Officer